UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Amendment No. 1

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 14, 2009

Date of Report (Date of earliest event reported)

BB&T Corporation

(Exact name of registrant as specified in its charter)

Commission file number: 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23 0.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 17, 2009, BB&T Corporation (“BB&T”) filed a Current Report on Form 8-K (the “Original Report”) to report that its wholly owned subsidiary, Branch Banking and Trust Company (“Branch Bank”) had entered into a purchase and assumption agreement on August 14, 2009 (the “Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”), as receiver, pursuant to which Branch Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of Colonial Bank, an Alabama state-chartered bank headquartered in Montgomery, Alabama (“Colonial Bank”). The final carrying values of acquired loans and the final list of the assets acquired and liabilities assumed remains subject to finalization and revision by the FDIC and Branch Bank. Once such terms are finalized, the acquisition will be deemed to be effective as of August 14, 2009.

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in Items 2.01 and 9.01 of the Original Report. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged. BB&T anticipates that it will further amend the Original Report and this Amendment at a later date to the extent additional financial information is required by Item 9.01. All financial and other numeric measures of Colonial as described below were based upon information as of October 20, 2009 and may be subject to change.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding BB&T’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in BB&T’s Annual Report on Form 10-K for the year ended December 31, 2008 and in BB&T’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

Item 2.01	Completion of Acquisition or Disposition of Assets

The following discussion of assets acquired and liabilities assumed are presented at estimated fair value on the date of the Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to BB&T’s Unaudited Statement of Assets Acquired and Liabilities Assumed, dated as of August 14, 2009, and the accompanying notes thereto, which is attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Unaudited Statement”). These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. Branch Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by Branch Bank and/or the purchase price. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of October 20, 2009.

The Colonial Bank acquisition consisted of assets with a fair value of approximately $19.1 billion, including $9.6 billion of loans, $3.7 billion of investment securities, $1.1 billion of cash and cash equivalents, excluding cash paid by the FDIC to consummate the acquisition, $137 million of other real estate owned (“OREO”), $3.3 billion related to the FDIC’s indemnification of BB&T against certain future losses described below and $361 million of other assets. Liabilities with a fair value of approximately $23.2 billion were also assumed, including $19.3 billion of deposits, $3.7 billion of Federal Home Loan Bank (“FHLB”) advances, and $260 million of other liabilities. Branch Bank recorded $176 million in core deposit intangibles and goodwill of $690 million. In addition, Branch Bank recorded a receivable from the FDIC totaling approximately $4.1 billion as compensation for the net liability that was assumed as a result of the acquisition.

On October 9, 2009, Branch Bank and U.S. Bank National Association entered into a definitive agreement whereby U.S. Bank will purchase approximately $800 million in deposits and certain branch locations from Branch Bank in Nevada. The deposits and branch locations to be sold by Branch Bank were part of the Colonial Bank acquisition as described herein. The acquisition of such Nevada deposits and branch locations remains subject to regulatory approval, and is anticipated to close in the first quarter of 2010.

In connection with the Colonial Bank acquisition, Branch Bank also entered into loss sharing agreements with the FDIC. Pursuant to the terms of these loss sharing agreements, the FDIC’s obligation to reimburse Branch Bank for losses with respect to certain loans, OREO, certain investment securities and other assets (collectively, “covered assets”), begins with the first dollar of loss incurred. The terms of the loss sharing agreement with respect to certain non-agency mortgage-backed securities totaling $624 million provides that Branch Bank will be reimbursed by the FDIC for 95% of any and all losses. All other covered assets are subject to a stated threshold of $5.0 billion (the “stated threshold”) that provides for the FDIC to reimburse Branch Bank for (1) 80% of losses incurred up to $5 billion and (2) 95% of losses in excess of $5 billion. Gains and recoveries on covered assets will offset losses, or be paid to the FDIC, at the applicable loss share percentage at the time of recovery.

The following table summarizes the assets covered by the loss sharing agreements, the amount covered by the FDIC and the fair value (in millions):

Assets subject to stated threshold:	Amount Covered	Fair Value
Loans held for sale	$1,139	$1,139
Loans	12,954	8,326
OREO	165	137
Securities	518	521
Other assets	51	36

	14,827	10,159
Not subject to stated threshold:
Securities	624	624

	$15,451	$10,783

The loss sharing agreement applicable to single family residential mortgage loans provides for FDIC loss sharing and Branch Bank reimbursement to the FDIC, in each case as described above, for ten years. The loss sharing agreement applicable to commercial loans and other covered assets provides for FDIC loss sharing for five years and Branch Bank reimbursement to the FDIC for a total of eight years, in each case as described above.

On October 15, 2019, BB&T is required to pay to the FDIC 55% of the excess, if any of (i) $1 billion over (ii) the sum of (A) 25% of the total net amounts paid to BB&T under both of the loss sharing agreements (i.e., BB&T’s payments received from the FDIC for losses, offset by BB&T’s payments made to the FDIC for recoveries) plus (B) 20% of the deemed total cost to BB&T of administering the assets covered under the loss sharing agreements other than shared loss securities. The deemed total cost to BB&T of administering the covered assets is the sum of 2% of the average of the principal amount of shared loss loans and shared loss assets (other than the shared-loss securities) based on the beginning and end of year balances for each of the 10 years during which the shared loss agreements are in effect. In addition, any payments made by either party with respect to the securities with a 95% loss share will be excluded from this calculation.

The loss sharing agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The expected reimbursements under the loss sharing agreements were recorded as an indemnification asset at their estimated fair value of $3.3 billion on the acquisition date.

An analysis of the likely short-term and long-term effects of the loss sharing agreements on BB&T’s cash flows and reported results is included in Item 9.01(a) below.

The foregoing summary of the Agreement, including the loss sharing agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is filed as Exhibit 2.1 to this Amendment and is incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired and Exhibits

Discussion

As set forth in Item 2.01 above, on August 14, 2009, Branch Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of Colonial Bank pursuant to the Agreement. A narrative description of the anticipated effects of the acquisition on BB&T’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of BB&T, which have been filed with the Securities and Exchange Commission (the “Commission”) and the Unaudited Statement, which is attached hereto as Exhibit 99.1.

The acquisition increased BB&T’s total assets and total deposits, which are expected to positively affect BB&T’s operating results, to the extent BB&T earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of BB&T to successfully collect interest and principal on loans acquired will also impact BB&T’s cash flows and operating results.

BB&T estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board (“FASB”) Codification Topic 805: Business Combinations (“Topic 805”) and FASB Codification Topic 820: Fair Value Measurements. However, the amount that BB&T realizes on these assets could differ materially from the carrying value reflected in the attached Unaudited Statement as a result of changes in the timing and amount of collections on the acquired loans in future periods, among other reasons. Because of the loss sharing agreements with the FDIC on these assets, as described in Item 2.01 above, BB&T does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amount, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition

In the acquisition, Branch Bank purchased $9.6 billion in loans at fair value, net of a $4.7 billion discount. This amount represents approximately 9.8 % of BB&T’s total loans and leases (net of the allowance for loan and lease losses) at June 30, 2009. Other real estate acquired was $137 million at fair value.

Branch Bank acquired $1.1 billion in cash and cash equivalents, excluding cash paid by the FDIC to consummate the acquisition, and $3.7 billion in securities at fair value. A portion of the cash and securities acquired have been retained to create additional liquidity and a portion has been utilized to reduce the acquired advances that were outstanding with the FHLB of Atlanta.

The following table presents information with respect to the carrying value of certain earning assets acquired, as well as their principal amount and average effective yield and term, and the amounts of acquired loans with credit-related impairment that are accounted for in accordance with the provisions of the FASB Codification Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality (“Topic 310-30”) and other acquired loans.

Schedule of Earning Assets Acquired

August 14, 2009

(in millions)

	Colonial Bank Book Balance	Fair Value	Average Months to Maturity		Effective Interest Rate
Earning Assets

Interest bearing deposits in other banks and federal funds sold	$877	$877	—		0.2%

Securities available for sale (1)	1,161	1,164	282	(2)	11.3%

Non-impaired loans (3)
Commercial real estate	3,143	2,276	57		5.2%
Real estate construction	1,119	593	32		6.4%
Residential real estate	1,236	832	192		9.2%
Comm., financial, agricultural and other	1,432	1,170	48		6.3%

Total non-impaired loans	6,930	4,871	75		6.3%

Impaired loans (3)
Commercial real estate	1,904	1,331	44		5.7%
Real estate construction	3,064	1,371	24		6.7%
Residential real estate	1,127	818	251		9.2%
Comm., financial, agricultural and other	159	106	114		8.8%

Total impaired loans	6,254	3,626	85		7.0%

Total loans excluding loans held for sale	13,184	8,497	79		6.6%

Total earning assets	$15,222	$10,538

(1)	Securities available for sale excludes equity securities totaling $176 and securities sold totaling approximately $2,382.
(2)	Average months to maturity also excludes investments with no stated maturity totaling $19
(3)	See the discussion of Topic 310-30 under “Operating Results and Cash Flows” for additional information regarding impaired and non-impaired loans.

The following table reflects the scheduled maturities of commercial, financial and agricultural loans, as well as real estate construction loans:

	August 14, 2009
	Commercial, Financial and Agricultural	Real Estate Construction	Total
	(in millions)
Maturities:
1 year or less (1)	$671	$1,336	$2,007
1-5 years	239	541	780
After 5 years	127	87	214

Total (2)	1,037	1,964	3,001

Rate Sensitivity:
Fixed	262	798	1,060
Variable	775	1,166	1,941

Total (2)	1,037	1,964	3,001

(1)	Includes loans due on demand
(2)	The above tables exclude (in millions):

(i) Commercial real estate	$3,607
(ii) Residential real estate	1,650
(iii) Consumer and other	239

Total	$5,496

In the acquisition, Branch Bank assumed $19.3 billion in deposits at fair value. This amount represents approximately 18.9% of BB&T’s total deposits of $102.2 billion at June 30, 2009. Demand and savings deposit accounts make up $7.6 billion of these assumed deposits. Branch Bank also assumed $3.7 billion in FHLB advances, at fair value.

In its assumption of the deposit liabilities, BB&T believed that the customer relationships associated with these deposits have intangible value. BB&T applied FASB Codification Topic 805, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. BB&T determined the fair value of a core deposit intangible asset totaling approximately $176 million, which will be amortized based on the estimated economic benefits received. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.

Operating Results and Cash Flows

BB&T’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to BB&T for a variety of reasons, including the:

•	ability to increase BB&T’s market share in Alabama, Florida and Georgia, all key markets within the Southeast;

•

attractiveness of immediate core deposit growth with low cost of funds given that over the past several years, organic core deposit growth has been exceptionally difficult as financial institutions compete for deposits; and

•

opportunities to enhance income and efficiency due to duplications of effort and decentralized processes as BB&T expects to enhance income by centralizing some duties and removing duplications of effort.

Based on these and other factors, including the level of FDIC support related to the acquired loans, other real estate and certain investment securities, BB&T believes that this acquisition will have an immediate positive impact on its earnings.

BB&T expects that the acquisition will positively affect its operating results in the near term. Based on June 30, 2009 information, excluding post-acquisition balance sheet changes, total assets increased by approximately 15.3%, or $23.2 billion, and total deposits increased by approximately 18.9% or $19.3 billion. BB&T believes that the transaction will improve Branch Bank’s net interest income, as Branch Bank earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.

The extent to which Branch Bank’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the loss sharing agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of Topic 310-30, the fair values of the acquired loans and OREO reflect an estimate of expected losses related to these assets. As a result, BB&T’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected losses reflected in the fair value of these assets at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. On the acquisition date, the preliminary estimate of the contractual principal and interest payments for all impaired loans acquired in the acquisition was $8.0 billion and the estimated fair value of the loans was $3.6 billion, net of an accretable yield of $770 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

On the acquisition date, the unpaid principal balance for all non-impaired loans acquired in the acquisition was $6.9 billion and the estimated fair value of the loans totaled $4.9 billion. The fair value of non-impaired loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the acquisition date.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of BB&T in both the short-term and the long-term. In the short-term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, BB&T will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after BB&T exhausts its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that BB&T may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. BB&T believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as BB&T exhausts its collection efforts under its normal practices. In addition, BB&T recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of BB&T’s collection efforts on the covered assets.

Liquidity and Capital Resources

BB&T believes that its liquidity position will be improved as a result of this transaction. BB&T acquired $1.1 billion in cash and cash equivalents, excluding cash paid by the FDIC to consummate the acquisition, as well as $3.7 billion of investment securities. In addition, BB&T received $4.1 billion in cash from the FDIC to compensate for the liabilities assumed in excess of assets acquired. Approximately $2.4 billion of the securities were sold subsequent to the acquisition. The remaining securities provide monthly cash flows in the form of principal and interest payments. These additions to BB&T’s balance sheet represent additional support for BB&T’s liquidity needs.

Deposits in the amount of $19.3 billion were also assumed. Of this amount, $7.6 billion were in the form of highly liquid transaction accounts. Certificates of deposit and other time deposits comprised $11.7 billion of total deposits, or 60.8%. Through September 30, 2009, BB&T has retained substantially all of the deposits assumed with the exception of $1.6 billion in brokered deposits that were repaid shortly after the acquisition. In addition, $2.8 billion in FHLB advances were paid off subsequent to the acquisition.

At September 30, 2009, Branch Bank was “well-capitalized” based on a preliminary calculation of relevant regulatory ratios. While the transaction insignificantly reduces Branch Bank’s capital ratios, Branch Bank remains “well-capitalized” after taking into consideration the results of the transaction and a common stock public offering completed after the acquisition. Branch Bank had the following preliminary capital ratios at September 30, 2009:

Tier 1 leverage ratio	8.9%
Tier 1 risk based capital ratio	11.7%
Total risk based capital ratio	14.3%

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Unaudited Statement of Assets Acquired and Liabilities Assumed by Branch Banking and Trust Company (a wholly owned subsidiary of BB&T Corporation) at August 14, 2009 and the accompanying notes thereto.

BB&T anticipates providing an audited statement of assets acquired and liabilities assumed as soon as reasonably practicable in a future amendment to the Original Report and this Amendment. BB&T has omitted certain financial information of Colonial Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SEC Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Colonial Bank, Montgomery, Alabama, the Federal Deposit Insurance Corporation and Branch Banking and Trust Company, dated as of August 14, 2009.

99.1	Unaudited Statement of Assets Acquired and Liabilities Assumed at August 14, 2009 and accompanying notes thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BB&T CORPORATION

Date: October 20, 2009	By:	/S/ CYNTHIA B. POWELL
Cynthia B. Powell, Senior Vice President and Corporate Controller (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description	Location

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Colonial Bank, Montgomery, Alabama, the Federal Deposit Insurance Corporation and Branch Banking and Trust Company, dated as of August 14, 2009.	Incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K, filed August 17, 2009

99.1	Unaudited Statement of Assets Acquired and Liabilities Assumed at August 14, 2009 and accompanying notes thereto.	Filed herewith